Exhibit (a)(1)(A)

OFFER TO PURCHASE

BY

GAIAM, INC.

UP TO AN AGGREGATE OF 12.0 MILLION SHARES OF ITS CLASS A COMMON STOCK OR

VESTED AND EXERCISABLE OPTIONS TO PURCHASE SHARES OF ITS CLASS A COMMON STOCK

AT A PURCHASE PRICE IN CASH EQUAL TO $7.75 PER SHARE AND

$7.75 PER OPTION (LESS THE APPLICABLE OPTION EXERCISE PRICE)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON MONDAY, JUNE 27, 2016, UNLESS THE OFFER IS EXTENDED.

Gaiam, Inc. (“Gaiam,” the “Company,” “we,” “us,” or “our”) offers to purchase for cash up to an aggregate of 12.0 million (i) shares of its issued and outstanding Class A Common Stock, $0.0001 par value per share (the “Shares”) at a purchase price equal to $7.75 per Share or (ii) vested and exercisable options to purchase shares of its Class A Common Stock (each, an “Option” and, together with the Shares, “Securities”)) at a purchase price equal to $7.75 per Option, less the applicable exercise price of such Option (in the case of each of the Securities, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”)), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal and Election to Tender Options and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If more than an aggregate of 12.0 million Securities are tendered, all of the tendered Options and all of the Shares held by holders of less than 100 Shares (“odd lots”) who tender all of such Shares will be purchased and the number of Shares tendered by each holder will be subject to proration (except for Shares held in odd lots), as described in Section 1 (“Number of Securities; Purchase Price; Proration”). The tender offer will expire at 5:00 p.m., New York City time, on Monday, June 27, 2016 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.

Upon the terms and subject to the conditions of the Offer, we will buy all Securities properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price, and all Options acquired in the Offer will be acquired at the same price (less the applicable option exercise price). See Sections 1 and 3. We reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our Shares outstanding and 2% of our Options outstanding without extending the tender offer. See Section 1.

The Offer is not conditioned upon the receipt of any minimum number of Securities being tendered. The Offer is, however, subject to other conditions, including the closing of the sales by Gaiam of all of the assets and liabilities, primarily related to, or used in, Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business” (the “Brand Business Sales”). See Section 6.

The Shares are listed on the NASDAQ Global Market (“NASDAQ”) and trade under the symbol “GAIA.” On May 19, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $7.60 per Share. Shareholders and optionholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Securities. See Section 7.

If you have questions or need assistance, you should contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Election to Tender Options or other related materials, you should contact the Information Agent.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated May 20, 2016

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND THE ELECTION TO TENDER OPTIONS, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SECURITIES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

The Sale of the Brand Business

Gaiam entered into two transactions for the sale of all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” in the following two related transactions:

a.	the sale by Gaiam of all of the issued and outstanding membership interests of Gaiam Brand Holdco, LLC, a Delaware limited liability company (“Brand Holdco”), that, directly, and indirectly through its subsidiaries, owns all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” other than the assets and liabilities transferred and assigned pursuant to the terms of the FFL Purchase Agreement (as defined below), in accordance with the Membership Interest Purchase Agreement by and among Gaiam, Stretch & Bend Holdings LLC, a Delaware limited liability company (“Brand Purchaser”), and Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), dated as of May 10, 2016 (the “Brand Purchase Agreement”), as more fully described in the Preliminary Information Statement (the “Information Statement”) filed by Gaiam with the Securities and Exchange Commission (the “SEC”) on May 17, 2016, as amended and supplemented from time to time (the “Brand Sale”); and

b.	the sale by Gaiam, by causing Brand Holdco and its subsidiaries (the “Brand Companies”) to sell (i) inventory, (ii) accounts receivable and (iii) all other physical assets, including, without limitation, equipment, furniture and other operating assets, in each case, related to the Brand Business (such assets, collectively, the “FFL Acquired Assets”), in accordance with the Asset Purchase Agreement by and among Gaiam and Fit for Life LLC, a Delaware limited liability company (“FFL Purchaser”), dated as of May 10, 2016 (the “FFL Purchase Agreement”), pursuant to which FFL Purchaser also will assume (i) specified trade payables of the Brand Companies, (ii) all liabilities and obligations arising from or related to the FFL Acquired Assets in respect of the period on or after the closing date, and (iii) all liabilities and obligations set forth on the closing statement, as more fully described in the Information Statement (the “Working Capital Sale,” and, together with the Brand Sale, the “Brand Business Sales”).

Consummation of the Offer is contingent on the closing of the Brand Business Sales. The Brand Purchase Agreement may be terminated at any time before the closing upon the mutual consent of Brand Purchaser and Gaiam if, subject to certain exceptions and certain other circumstances, the transactions contemplated by the Brand Purchase Agreement have not been completed by August 8, 2016, provided that the parties can mutually consent in writing to extend that date for any reason. Each of Gaiam and Brand Purchaser may terminate the Brand Purchase Agreement under certain circumstances.

The foregoing description of the Brand Business Sales, including the Brand Purchase Agreement and the FFL Purchase Agreement, is qualified in its entirety by reference to our Information Statement, which contains, among other things, a copy of the Brand Purchase Agreement, the FFL Purchase Agreement, and a description of the Brand Business Sales and related matters, including the pro forma financial information relating to the effect of the Brand Business Sales, which is incorporated herein by reference. The Preliminary Information Statement may be amended and supplemented from time to time. See Sections 2 and 10.

*  *  *  *  *

If you want to tender all or part of your Shares, you must do one of the following before 5:00 p.m., New York City time, on Monday, June 27, 2016, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, the Depositary for the Offer; or

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender all or part of your Options, you must, before 5:00 p.m., New York City time, on Monday, June 27, 2016, or any later time and date to which the Offer may be extended, follow the instructions described in Section 3 (“Procedures for Tendering Securities”) carefully, including completing and delivering an Election to Tender Options in accordance with the instructions. You should not enclose with the Election to Tender Options the option agreement relating to any Option you tender.

Holders of both Shares and Options may tender any or all of their Shares and/or any or all of their Options.

We are offering to purchase up to an aggregate of 12.0 million Securities. For the purpose of calculating this aggregate number, we are including both Shares and Options that are properly tendered and not properly withdrawn before the Expiration Date. However, the proration calculation, as described in Section 1 below, will include only Shares (other than Shares held in odd lots) and not Options, and all tendered Options and Shares held in odd lots will be purchased without proration.

If you agree to accept the price offered by Gaiam in the Offer, your Securities will be deemed to be tendered at the Purchase Price. The closing market price on NASDAQ for the Shares on May 19, 2016, the last full trading day before we commenced the Offer, was $7.60. See Section 7.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at the telephone number and address on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

		Page

SUMMARY TERM SHEET		i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS		vii

INTRODUCTION		1

THE OFFER		4

1.	Number of Shares; Purchase Price	4

2.	Purpose of the Offer; Certain Effects of the Offer	4

3.	Procedures for Tendering Shares	7

4.	Withdrawal Rights	10

5.	Purchase of Shares and Payment of Purchase Price	11

6.	Conditions of the Offer	12

7.	Price Range of Shares; Dividends	14

8.	Source and Amount of Funds	15

9.	Certain Information Concerning the Company	15

10.	Interests of Directors, Executive Officers and Affiliates; Accelerated Vesting of Options Upon the Closing of the Brand Business Sales; Transactions and Arrangements Concerning the Shares	17

11.	Certain Legal Matters; Regulatory Approvals	21

12.	United States Federal Income Tax Consequences	21

13.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	23

14.	Extension of the Offer; Termination; Amendment	24

15.	Fees and Expenses	24

16.	Financial Statements	25

17.	Miscellaneous	25

Annex A - Gaiam Pro Forma Financial Statements (relating to the effect of the Offer to Purchase)

SUMMARY TERM SHEET

This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal, the Election to Tender Options and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary. As used in this Offer to Purchase, “we,” “us,” “our,” “Gaiam” or “the Company” refers to Gaiam, Inc.

Who is offering to purchase Securities?

Gaiam, Inc. See Section 1.

How many Securities is Gaiam offering to purchase?

We are offering to purchase up to an aggregate of 12.0 million Securities in the Offer. See Sections 1 and 2. The Offer is not conditioned on any minimum number of Securities being tendered by holders but is subject to certain other conditions. See Section 6. If the Securities properly tendered and not properly withdrawn exceed the aggregate number of 12.0 million, we will purchase all of the tendered Options and all of the Shares held by holders of less than 100 Shares (“odd lots”) who tender all of such Shares, and will determine the number of Shares (other than Shares held in odd lots) that we will purchase based on a proration factor that we will determine promptly after the Expiration Date. If all holders of Options tender all of their Options, we will purchase 1,126,773 Options and up to 10,873,227 Shares properly tendered and not properly withdrawn. See Section 1.

How will the proration calculation work?

Proration refers to our purchase of properly tendered Shares on a pro rata basis if more than 12.0 million Securities are properly tendered. In such event, all of the tendered Options and all of the tendered Shares held by holders of fewer than 100 Shares (“odd lots”) who tender all of such Shares will be purchased and no proration will be applied with respect to, nor impact the purchase of, the tendered Options or Shares held in odd lots. If proration of tendered Shares (other than Shares held in odd lots) is required, we will determine the proration factor promptly after the Expiration Date. The proration factor for each holder tendering Shares (other than Shares held in odd lots) will be based on the ratio that the aggregate purchase price for such Shares bears to the aggregate purchase price of all Shares (other than Shares held in odd lots) validly tendered into the Offer and not withdrawn before the Expiration Date. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering holders at our expense. See Section 1.

What is the purpose of the Offer?

The purpose of the Offer is to distribute certain proceeds of a sale transaction to our shareholders and optionholders who choose to tender all or a portion of their Securities. In the sale transaction (the “Brand Business Sales”), Gaiam has entered into agreements for the sale of all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business.” Gaiam intends to use certain proceeds from the Brand Business Sales to purchase Securities pursuant to this Offer and the consummation of the Offer is contingent upon the closing of the Brand Business Sales. See Sections 2 and 10.

Why are you offering to purchase Securities with proceeds of the Brand Business Sales?

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders and optionholders with the opportunity to tender all or a portion of their Securities. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the trading of the Shares on NASDAQ) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Sections 2 and 10.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales, and provides our optionholders with an efficient way to monetize their Options without paying the exercise price of such Options. See Sections 1 and 3.

i

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs and expectations for the period prior to the anticipated completion of the Brand Business Sales and believe that the Offer is a prudent use of our financial resources. In addition, we expect that our cash balances, after completion of the Brand Business Sales, will be sufficient to satisfy our obligations and liabilities. See Section 2.

What will the Company do with any Brand Business Sales proceeds that are not used to purchase Securities in the Offer?

The Company intends to use any proceeds from the Brand Business Sales that are not used to purchase Securities for general corporate purposes.

What will be the purchase price for the Securities and what will be the form of payment?

We are offering to purchase (i) Shares for a purchase price equal to $7.75 per Share, and (ii) Options for a purchase price equal to $7.75 per Option, less the applicable exercise price of such Option, in each case, net to the seller in cash (the “Purchase Price”), less any applicable withholding taxes and without interest, for each Security tendered in the Offer, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal and Election to Tender Options, including, with respect only to the Shares (except for Shares held in odd lots), proration in the event that Securities exceeding the aggregate number of 12.0 million Securities are properly tendered and not properly withdrawn.

If your Securities are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, June 27, 2016, unless the Offer is extended by us. See Sections 1 and 5.

What are the Brand Purchase Agreement and the FFL Purchase Agreement and how are they related to the Offer?

Gaiam entered into two transactions for the sale of all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” in the following two related transactions:

a.	the sale by Gaiam of all of the issued and outstanding membership interests of Gaiam Brand Holdco, LLC, a Delaware limited liability company (“Brand Holdco”), that, directly, and indirectly through its subsidiaries, owns all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” other than the assets and liabilities transferred and assigned pursuant to the terms of the FFL Purchase Agreement (as defined below), in accordance with the Membership Interest Purchase Agreement by and among Gaiam, Stretch & Bend Holdings LLC, a Delaware limited liability company (“Brand Purchaser”), and Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), dated as of May 10, 2016 (the “Brand Purchase Agreement”), as more fully described in the Preliminary Information Statement (the “Information Statement”) filed by Gaiam with the Securities and Exchange Commission (the “SEC”) on May 17, 2016, as amended and supplemented from time to time (the “Brand Sale”); and

b.	the sale by Gaiam, by causing Brand Holdco and its subsidiaries (the “Brand Companies”) to sell (i) inventory, (ii) accounts receivable and (iii) all other physical assets, including, without limitation, equipment, furniture and other operating assets, in each case, related to the Brand Business (such assets, collectively, the “FFL Acquired Assets”), in accordance with the Asset Purchase Agreement by and among Gaiam and Fit for Life LLC, a Delaware limited liability company (“FFL Purchaser”), dated as of May 10, 2016 (the “FFL Purchase Agreement”), pursuant to which FFL Purchaser also will assume (i) specified trade payables of the Brand Companies, (ii) all liabilities and obligations arising from or related to the FFL Acquired Assets in respect of the period on or after the closing date, and (iii) all liabilities and obligations set forth on the closing statement, as more fully described in the Information Statement (the “Working Capital Sale,” and, together with the Brand Sale, the “Brand Business Sales”).

Consummation of the Offer is contingent on the closing of the Brand Business Sales.

What assets will Gaiam hold after completion of the Brand Business Sales?

Following the completion of the Brand Business Sales, Gaiam will continue to own and operate its streaming subscription business, referred to in this Offer to Purchase as the “Subscription Business.” The Subscription Business is a digital subscription service, providing members access to approximately 7,000 video titles, 90% of which are available exclusively to subscribers for digital streaming on virtually any internet-connected device anytime, anywhere.

What will happen if the Brand Business Sales are not completed?

The Offer will not be completed unless the Brand Business Sales are consummated. If the Brand Business Sales are not consummated for any reason, Gaiam will terminate the Offer, Gaiam will not purchase any Securities in the Offer, and any Securities you have tendered will not be accepted.

How will Gaiam pay for the Securities?

We will use available cash, including primarily the cash of approximately $167.0 million to be received by Gaiam in the Brand Business Sales, to purchase the Securities in the Offer and to pay all related fees and expenses. See Sections 5, 6 and 8.

How long do I have to tender my Securities?

You may tender your Securities until the Expiration Date. The Offer will expire on Monday, June 27, 2016 at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 14.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Securities to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Securities that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 6 and 14.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Securities until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Securities depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Date, including but not limited to:

•	The Brand Business Sales as contemplated by the Brand Purchase Agreement and the FFL Purchase Agreement shall have been consummated, and the Brand Purchase Agreement shall be in full force and effect;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Securities may cause the reasonable likelihood of the Shares either (i) to be held of record by less than 300 persons or (ii) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The consummation of the Brand Business Sales is subject to certain conditions under the Brand Purchase Agreement and the FFL Purchase Agreement. For a more detailed discussion of these and other conditions to the Offer, please see Section 6.

How will the Offer affect the number of Securities outstanding and the number of record holders of Gaiam?

As of May 19, 2016, the day before we commenced the Offer, we had 19,151,630 Shares, 5,400,000 Class B Common Stock shares, and 1,482,213 Options issued and outstanding. Of the 1,482,213 Options, 928,433 Options were vested and exercisable as of May 19, 2016, and 1,126,773 Options are expected to be vested and exercisable as of June 27, 2016, the Expiration Date of the Offer. Of the 1,126,733 Options expected to be vested and exercisable as of June 27, 2016, 1,113,373 have an exercise price less than the Purchase Price. The actual number of Securities outstanding following the consummation of the Offer will depend on the number of Securities tendered and purchased in the Offer. See Section 2.

If any of our shareholders (i) who hold Shares in their own name as holders of record, or (ii) who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders whose Shares are not purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will Gaiam continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. However, if we make a determination that the consummation of the Offer and the purchase of the Securities may cause the reasonable likelihood of the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act, we may not accept for payment and pay for your tendered Securities. See Section 6.

Do the directors, executive officers of the Company intend to tender their Securities in the Offer?

Six of our directors and executive officers have advised us that of the 11,234,617 shares beneficially owned they intend to tender in the Offer 2,265,211 Shares (including Shares they are deemed to beneficially own) and 549,300 Options. Paul Sutherland, who does not intend to sell any Shares that he or his family members own, as CIO of FIMGroup, a registered investment advisor, may tender Shares where appropriate for individual clients of FIMGroup. We do not believe that any other Shares or Options will be tendered by our officers and directors. As a result of some of our directors and executive officers tendering their Shares in the Offer, consummation of the Offer may increase the proportional holdings of our directors and executive officers who do not tender. After expiration of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Do any affiliates of the Company other than the directors and executive officers intend to tender their Securities in the Offer?

Other than our directors and executive officers, we are not aware of whether any other affiliates of the Company intend to tender Securities in the Offer. If any other affiliate tenders Securities in the Offer, the affiliate will be subject to the same terms of the Offer that are applicable to any other Gaiam shareholder or optionholder, including with respect to the Purchase Price.

How do I tender my Securities?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 p.m., New York City time, on Monday, June 27, 2016, or such later time and date to which we may extend the Offer. See Section 3 and the instructions to the Letter of Transmittal;

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee ( i.e. , in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal;

•	If you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	If you hold Options, you must properly complete and sign the Election to Tender Options and ensure that we receive the completed Election to Tender Options (or copy thereof) at the address provided in the Election to Tender Options, together with all other documents required thereby, before 5:00 p.m., New York City time, on Monday, June 27, 2016. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the Offer. We reserve the right to reject any or all tenders of Options that we determine are not in appropriate form or that we determine are unlawful to accept.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Securities pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Securities residing in that jurisdiction within the United States. See Sections 3 and 16 and the instructions to the Letter of Transmittal.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

May I tender only a portion of the Securities that I hold?

Yes. You do not have to tender all of the Securities that you own to participate in the Offer.

How do I withdraw Securities previously tendered?

You must deliver a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase prior to the Expiration Date. Your written notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of such Securities. If you have used more than one Letter of Transmittal or Election to Tender Options or have otherwise tendered Securities in more than one group of Securities, you may withdraw Securities using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Securities have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Securities by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Securities. See Section 4.

Until what time can I withdraw previously tendered Securities?

You may withdraw your tendered Securities at any time before 5:00 p.m., New York City time, on Monday, June 27, 2016, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Securities for payment, you may withdraw your tendered Securities at any time after 11:59 p.m., New York City time, on July 16, 2016. See Section 4.

Has Gaiam or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Information Agent, or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Securities. You must make your own decision as to whether to tender your Securities and, if so, how many Securities to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal and the Election to Tender Options, including our reasons for making the Offer. See Section 2.

Does Gaiam intend to repurchase any Securities other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f)(6) under the Exchange Act prohibits us from purchasing any Securities, other than pursuant to the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. We do not currently have any plans to make any further purchases outside of the Offer. See Sections 2, 10 and 16.

What will happen if I do not tender my Securities?

Shareholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer if other shareholders do tender Shares. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Optionholders who choose not to tender their Options will continue to hold those Options in accordance with their terms. See Section 2.

v

When and how will Gaiam pay for the Securities I tender that are accepted for purchase?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Securities we purchase promptly after the Expiration Date and the acceptance of the Securities for payment. We plan to announce the preliminary results of the Offer and, if applicable, any preliminary proration factor on the business day following the Expiration Date. We do not expect, however, to announce the final results and, if applicable, any final proration factor and begin paying for tendered Securities until approximately five business days after the Expiration Date. We will pay for the Securities accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Securities accepted for payment. See Section 5.

What is the recent market price for the Shares?

On May 19, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $7.60 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Securities?

If you are a U.S. Holder (as defined in Section 12), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend. See Section 12. If you are a Non-U.S. Holder (as defined in Section 12 ), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.

If you are an individual who is a citizen or resident of the United States and you elect to participate in the offer and tender your Options, the cash payment you receive will be taxable to you as compensation income for U.S. federal income tax purposes, which means that you will recognize ordinary income for the year in which the cash payment is made. The amount of the cash payment you receive in exchange for the tender and cancellation of your Options will be subject to all required income and payroll tax withholdings, such as withholding of income taxes and, if required, FICA and Medicare taxes. If you do not participate in the Offer, the Offer will not have any current U.S. federal income tax consequences for you. See Section 12.

The foregoing summary does not discuss all the tax consequences that may be relevant to you in light of your personal circumstances. This summarized tax information is not tax advice. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson LLC, the Information Agent for the Offer, at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Election to Tender Options and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have generally used the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the number of Securities tendered and the Purchase Price at which we purchase Securities in the Offer;

•	the outcome of legal proceedings, if any, instituted against Gaiam and/or others relating to the Offer or the Brand Purchase Agreement or the FFL Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement);

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Offer on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Offer;

•	the closing of the Brand Business Sales and the satisfaction of the conditions with respect to those closings; and

•	the other factors discussed under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Information Statement filed with the SEC on May 17, 2016, and incorporated herein by reference.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, could cause our results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, we do not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events or otherwise.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal, the Election to Tender Options or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Securities:

Gaiam hereby offers to purchase up to an aggregate of 12.0 million Shares or Options at a purchase price equal to (i) $7.75 per Share and (ii) $7.75 per Option, less the applicable exercise price of such Option, in each case, net to the seller in cash, less any applicable withholding taxes and without interest. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and Election to Tender Options, which, as amended or supplemented from time to time, together constitute the Offer.

Only Securities properly tendered, and not properly withdrawn, will be purchased. See Section 3. If more than the aggregate number of 12.0 million Securities are properly tendered, and not properly withdrawn, we will purchase all of the tendered Options and all of the Shares held in odd lots, and will apply a proration factor with respect to the tendered Shares (other than Shares held in odd lots), so that the aggregate number of Securities that we purchase will not exceed 12.0 million.

Shareholders must complete the Letter of Transmittal in order to properly tender Shares, and optionholders must complete the Election to Tender Options in order to properly tender Options.

The Offer is not conditioned on any minimum number of Securities being tendered. Our obligation to accept, and pay for, Securities properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of certain conditions. See Section 6.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SECURITIES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND ELECTION TO TENDER OPTIONS, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SECURITIES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Gaiam entered into two transactions for the sale of all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” in the following two related transactions:

a.	the sale by Gaiam of all of the issued and outstanding membership interests of Gaiam Brand Holdco, LLC, a Delaware limited liability company (“Brand Holdco”), that, directly, and indirectly through its subsidiaries, owns all of the assets and liabilities primarily related to, or used in Gaiam’s fitness, yoga and wellness consumer products business, referred to in this Offer to Purchase as the “Brand Business,” other than the assets and liabilities transferred and assigned pursuant to the terms of the FFL Purchase Agreement (as defined below), in accordance with the Membership Interest Purchase Agreement by and among Gaiam, Stretch & Bend Holdings LLC, a Delaware limited liability company (“Brand Purchaser”), and Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), dated as of May 10, 2016 (the “Brand Purchase Agreement”), as more fully described in the Preliminary Information Statement (the “Information Statement”) filed by Gaiam with the Securities and Exchange Commission (the “SEC”) on May 17, 2016, as amended and supplemented from time to time (the “Brand Sale”); and

b.	the sale by Gaiam, by causing the Brand Companies to sell (i) inventory, (ii) accounts receivable and (iii) all other physical assets, including, without limitation, equipment, furniture and other operating assets, in each case, related to the Brand Business (such assets, collectively, the “FFL Acquired Assets”), in accordance with the Asset Purchase Agreement by and among Gaiam and Fit for Life LLC, a Delaware limited liability company (“FFL Purchaser”), dated as of May 10, 2016 (the “FFL Purchase Agreement”), pursuant to which FFL Purchaser also will assume (i) specified trade payables of the Brand Companies, (ii) all liabilities and obligations arising from or related to the FFL Acquired Assets in respect of the period on or after the closing date, and (iii) all liabilities and obligations set forth on the closing statement, as more fully described in the Information Statement (the “Working Capital Sale,” and, together with the Brand Sale, the “Brand Business Sales”).

Consummation of the Offer is contingent on the closing of the Brand Business Sales. The Brand Purchase Agreement may be terminated at any time before the closing upon the mutual consent of Brand Purchaser and Gaiam if, subject to certain exceptions and certain other circumstances, the transactions contemplated by the Brand Purchase Agreement have not been completed by August 8, 2016, provided that the parties can mutually consent in writing to extend that date for any reason. Each of Gaiam and Brand Purchaser may terminate the Brand Purchase Agreement under certain circumstances.

Pursuant to the terms of the Brand Purchase Agreement, the completion of the Brand Sale is conditioned on, among other things, (i) the expiration or termination of the applicable waiting period under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) obtaining the written consent of Gaiam shareholders required to approve the Brand Purchase Agreement and the transactions contemplated by the Brand Purchase Agreement, which consent was received from a majority of the voting interest of our issued and outstanding shares of common stock on May 10, 2016. Conditions precedent to the obligations of the Brand Purchaser (each of which may be waived by Brand Purchaser in whole or in part prior to closing), include, among other things, the absence of a material adverse change with respect to the Brand Business.    We shall have the right to terminate the Offer if the Brand Purchase Agreement is terminated in accordance with its terms or if the Brand Sale does not close on or before August 8, 2016, or any extension of that date by mutual agreement of Gaiam and the Brand Purchaser. Please see Section 6 below for a description of conditions to the completion of the Offer.

Following the completion of the Brand Business Sales, Gaiam, under a new name “Gaia,” will continue to own and operate its streaming subscription business, referred to in this Offer to Purchase as the “Subscription Business.” Following the completion of the Brand Business Sales, we will continue to own and operate the streaming subscription business “Gaia,” referred to in this information statement as our “Subscription Business.” The Subscription Business is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through almost any device connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. The subscription also allows our subscribers to download and view files from the library without being actively connected to the internet.

Pursuant to Gaiam’s form of employee stock option agreement, generally, vesting of stock options ceases on the date the grantee ceases to be employed by Gaiam. Thereafter, the grantee may exercise vested stock options within the lesser of (i) the 30 day period commencing on the first day after the grantee’s last day of employment with Gaiam or (ii) the remaining term of the option. Upon the closing of the Brand Business Sales, 50% of all unvested stock options held by employees of the Brand Business immediately prior to the Brand Business Sales will vest automatically and will be available for those employees to tender in the Offer. This accelerated vesting will apply to approximately 204,470 Options as of the Expiration Date, and those Options may be tendered in the Offer.

The foregoing description of the Brand Business Sales, including the Brand Purchase Agreement and the FFL Purchase Agreement, is qualified in its entirety by reference to our Information Statement related to the Brand Business Sales (the “Information Statement”), as amended and supplemented from time to time, which was filed in preliminary form with the SEC on May 17, 2016, is incorporated herein by reference, and contains, among other things, a copy of the Brand Purchase Agreement, a copy of the FFL Purchase Agreement, and a description of the Brand Business Sales and related matters, including the pro forma financial information relating to the effect of the Brand Business Sales. The Information Statement may be amended and supplemented from time to time. See Sections 2 and 10.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Securities purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 12 regarding United States federal income tax consequences of the Offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations and Non-U.S. Holders (as defined in Section 12 ). See Section 3. Also see Section 12 regarding United States federal income tax consequences of the Offer.

Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson LLC, the Information Agent for the Offer, and Computershare Trust Company, the Depositary for the Offer. See Section 15.

As of May 19, 2016, the day before we commenced the Offer, we had 19,151,630 Shares and 1,482,213 Options issued and outstanding. If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On May 19, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $7.60. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 7.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 12.0 million Securities, which are properly tendered and not properly withdrawn, in accordance with Section 4 before the Expiration Date, as defined below, at the Purchase Price.

The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, June 27, 2016. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

All Shares purchased in the Offer will be purchased at the same Purchase Price, and all Options purchased in the Offer will be purchased as the same Purchase Price, less the applicable exercise price of such Options. Only Securities properly tendered and not properly withdrawn will be purchased.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SECURITIES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

Gaiam may not purchase all of the Shares that you tender, but will purchase all of the Options you tender and all of the tendered Shares held by holders of less than 100 Shares, or “odd lots,” who tender all of such Shares. If Securities properly tendered and not properly withdrawn exceed the aggregate number of 12.0 million Securities and proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. If all holders of Options tender all of their Options, we will purchase 1,126,773 of Options and 10,873,227 will remain for purchase of Shares properly tendered and not properly withdrawn. Subject to adjustment to avoid the purchase of fractional Shares and subject to our purchase of all Shares held by shareholders who own less than 100 Shares (“odd lots”) and who tender all of such Shares, proration for each holder of tendering Shares (other than Shares held in odd lots) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares (other than Shares held in odd lots) properly tendered and not properly withdrawn by all shareholders. Shareholders may designate the order in which their Shares are to be purchased in the event of proration. If proration is required, we will announce the preliminary results of any proration by press release promptly after the Expiration Date. We will then announce the final results of any proration and will commence payment for Securities purchased within approximately five business days after the Expiration Date.

Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration, will be returned to the tendering shareholder or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained by the book-entry transfer facility by the participant who tendered the Shares, in each case at our expense promptly after the Expiration Date or termination of the Offer. Any Options tendered but not purchased pursuant to the Offer will continue to be outstanding in accordance with their terms.

As described in Section 12, the number of Securities that we will purchase from a shareholder or optionholder pursuant to the Offer may affect the United States federal income tax consequences to such holder of the purchase and, therefore, may be relevant to a holder’s decision whether or not to tender Securities. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. This Offer to Purchase and the related Election to Tender Options will be mailed to optionholders.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

The purpose of the Offer is to distribute certain proceeds of the Brand Business Sales to our shareholders and optionholders who choose to tender all or a portion of their Securities in exchange for the Purchase Price. Pursuant to the Brand Business Sales, Gaiam will receive approximately $167.0 million in cash from Brand Holdco and its affiliates upon the closing of the Brand Business Sales, net of estimated fees, taxes and expenses. Gaiam intends to use certain proceeds from the Brand Business Sales to purchase Securities pursuant to this Offer.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders and optionholders with the opportunity to tender all or a portion of their Securities. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the trading of the Shares on NASDAQ) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 10.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales, and provides our optionholders with an efficient way to monetize their Options without paying the exercise price of such Options. See Sections 1 and 3.

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs and expectations for the period prior to the anticipated completion of the Brand Business Sales and believe that the Offer is a prudent use of our financial resources. In addition, we expect that our cash balances, after completion of the Brand Business Sales, will be sufficient to satisfy our obligations and liabilities.

We have the right to terminate the Offer if the Brand Purchase Agreement is terminated in accordance with its terms or if the Brand Business Sales are not consummated by August 8, 2016, or any extension of that date by mutual agreement of Gaiam and Brand Purchaser under the terms of the Brand Purchase Agreement. Please see Section 6 below for a description of conditions to the completion of the Offer. The foregoing description of the Brand Business Sales, including the Brand Purchase Agreement and the FFL Purchase Agreement, is qualified in its entirety by reference to the Information Statement, which is incorporated herein by reference and contains, among other things, a copy of the Brand Purchase Agreement, the FFL Purchase Agreement, and a description of the Brand Business Sales and related matters, including the pro forma financial information relating to the effect of the Brand Business Sales. The Information Statement may be amended and supplemented from time to time.

The Offer will not be completed unless the Brand Business Sales are consummated. If the Brand Business Sales are not consummated by August 8, 2016 or any extension of that date by mutual agreement of Gaiam and Brand Purchaser under the terms of the Brand Purchase Agreement, Gaiam will terminate the Offer, Gaiam will not purchase any Shares in the Offer, and any Shares that you may have tendered will not be accepted.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SECURITIES AND, IF SO, HOW MANY SECURITIES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND ELECTION TO TENDER OPTIONS, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SECURITIES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders and optionholders, including the following:

•	we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with open market sales, and will provide our optionholders with an efficient way to monetize their Options without paying the exercise price of such Options; and

•	if shareholders tender their Shares in the Offer, then, upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Gaiam.

Certain Effects of the Offer. Shareholders may be able to sell non-tendered Shares in the future on NASDAQ or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares will continue to be owners of Gaiam and will realize a proportionate increase in their relative equity interest in the Company and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Gaiam. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Optionholders who choose not to tender their Options will continue to hold those Options in accordance with their terms.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase. Our book value per Share is expected to increase slightly as a result of the consummation of the Offer.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law or the listing standards of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. The Offer also provides optionholders with an efficient way to monetize their Options without paying the exercise price of such Options.

Other Securities Repurchases. Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any Securities, or other securities convertible into Shares, other than pursuant to the Offer, until at least ten business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act.

We do not currently have any plans to make any further purchases outside of the Offer.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer.

Other Plans. As discussed above, we entered into the Brand Purchase Agreement and the FFL Purchase Agreement on May 10, 2016. Additional information regarding the Brand Purchase Agreement, the FFL Purchase Agreement, the Brand Business Sales, and related matters (including pro forma financial information relating to the effect of the Brand Business Sales) are set forth in the Information Statement filed with the SEC on May 17, 2016, as amended and supplemented from time to time, which is incorporated herein by reference. The Information Statement may be amended and supplemented from time to time. You are urged to read the Information Statement carefully and in its entirety, including all amendments and supplements. Except for the Brand Business Sales and as otherwise disclosed in this Offer to Purchase (including the Information Statement), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of Shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase (including the Information Statement), as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives.

3.	Procedures for Tendering Securities

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, June 27, 2016 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

SHAREHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER. See Section 12.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

(ii) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 6 and 8 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT, OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Gaiam may enforce such agreement against such DTC participant.

Proper Tender of Options.

You should NOT send any option agreement relating to Options that you are tendering with your Election to Tender Options.

For a holder of Options to validly tender Options pursuant to the Offer, a properly completed and duly executed Election to Tender Options, or facsimile thereof with any other required documents, must be received by us at or prior to 5:00 p.m., New York City time, on Monday, June 27, 2016, at the address or facsimile number provided in the Election to Tender Options. If we extend the Offer beyond that time, you may tender Options at any time until the extended expiration of the Offer. The tendering of Options pursuant to the Offer by the procedure set forth above will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

The method of delivery of the Election to Tender Options and all other required documents is at your election and risk. Delivery of these documents will be deemed made only when we actually receive them. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. If you choose to deliver by facsimile, we recommend that you confirm our receipt of the facsimile transmission by calling us at the phone number set forth in the Election to Tender Options. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of Options will be accepted.

All tendered Options that we accept for purchase in the Offer will be deemed canceled, for purposes of the option agreements governing such Options, as of the Expiration Date.

Holders of Options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, and the tender price described in Section 1. We encourage those holders to discuss the Offer with their broker, if any, or tax or financial advisor. Holders of stock options may not tender such options unless they are fully vested.

Return of Unpurchased Securities. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. In the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares as applicable. If any tendered Options are not purchased or are properly withdrawn, such Options will continue to be outstanding in accordance with their terms.

United States Federal Income Tax Withholding and Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 12) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other payee provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 12) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Information Agent. See “Form W-9” in the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. IN ADDITION, THE COMPANY MAY BE REQUIRED UNDER STATE OR LOCAL TAX LAWS TO DEDUCT AND WITHHOLD A PORTION OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Even if a Non-U.S. Holder (as defined in Section 12) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of the Non-U.S. Holder’s trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 12 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See “Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Securities to be accepted, the Purchase Price to be paid for Securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Securities that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Securities and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Securities or any particular holder. No tender of Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Securities. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the Election to Tender Options and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Gaiam Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A tender of Securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering holder has full power and authority to tender, sell, assign and transfer the Securities tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Securities, and the same will not be subject to any adverse claim or right. Any such tendering holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered, all in accordance with the terms of the Offer.

With respect to tendered Shares, a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Depositary, and not to us or the Information Agent. With respect to tendered Options, a properly completed Election to Tender Options must be delivered to us at the address listed in the Election to Tender Options, and not to the Depositary or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal and the Election to Tender Options shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering holder and shall not be affected by, and shall survive, the death or incapacity of such tendering holder.

Lost Certificates. If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SECURITIES TO BE ACCEPTED, THE PURCHASE PRICE AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SECURITIES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY, AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

A PROPERLY COMPLETED AND DULY EXECUTED ELECTION TO TENDER OPTIONS MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR TO THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR TO THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Securities tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Securities for payment, you may withdraw your tendered Securities at any time after 11:59 p.m., New York City time, on Monday, June 27, 2016. Except as otherwise provided in this Section 4, tenders of Securities pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Securities or are unable to accept for payment or pay for Securities pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Securities tendered, and such Securities may not be withdrawn except as otherwise provided in this Section 4 , subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal of Shares to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

For a withdrawal of Options to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or facsimile number provided in the Election to Tender Options. The notice of withdrawal must be signed by the person who tendered the Options and have the following information to be considered properly completed: such person’s name and the grant date, exercise price and number of options subject to the grant to be withdrawn.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Securities by any holder. However, if we waive any defect or irregularity in any withdrawal with respect to any holder, we also waive such defect or irregularity with respect to all holders. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Securities properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Securities and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, including any proration with respect to tendered Shares, if applicable, promptly following the Expiration Date, we (i) will determine which holders tendered Securities and (ii) will accept for payment and pay for (and thereby purchase) the Purchase Price for Securities that are properly tendered and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Securities that are properly tendered for the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Securities for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Securities promptly after the Expiration Date. In all cases, (i) payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and (ii) payment for Options tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by us of a properly completed and duly executed Election to Tender Options.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders. We will pay for Options purchased in the Offer through our payroll system.

However, we do not expect to be able to commence payment for Securities purchased until approximately five business days after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Securities in the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any shareholder or other payee tendering Shares who fails to complete fully, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Securities being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	the Brand Purchase Agreement shall have been terminated pursuant to its terms;

•	the Brand Business Sales shall not have been consummated before August 8, 2016, or any extension of that date by mutual agreement of Gaiam and Brand Purchaser under the terms of the Brand Purchase Agreement;

•	there has been threatened in writing, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Securities pursuant to the Offer, the Brand Purchase Agreement, or the FFL Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement) or any other matter relating to the Offer, the Brand Purchase Agreement, or the FFL Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement), or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer, the Brand Purchase Agreement, or the FFL Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement);

•	seeks to make the purchase of, or payment of, some or all of the Securities pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Securities;

•	in our reasonable judgment, could materially and adversely impair the contemplated benefits to us of the Offer;

•	seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

•	could be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or our ability to complete the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement; or

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation, on or after May 20, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after May 20, 2016, of any war or armed hostilities which had commenced prior to May 20, 2016;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 19, 2016, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business and other than pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement; or

•	we learn that:

•	any entity, “group” (for purposes of the conditions of the Offer, as that term is defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before May 20, 2016);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before May 20, 2016 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities; or

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer, the Brand Purchase Agreement, or the FFL Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement) or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Securities thereunder or the Brand Purchase Agreement (or the Brand Business Sales pursuant to the Brand Purchase Agreement or the FFL Purchase Agreement);

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer or the completion of the Brand Business Sales pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement; or

•	otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole; or

•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Securities may cause us to breach or fail, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by us under the Brand Purchase Agreement or the FFL Purchase Agreement; or

•	we shall have determined that the consummation of the Offer and the purchase of the Securities may cause us to be unable to satisfy the continued listing standards of NASDAQ immediately prior to the completion of the Brand Business Sales; or

•	we shall have determined that the consummation of the Offer and the purchase of the Securities may cause the Shares to be:

•	held of record by less than 300 persons; or

•	delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Securities tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

7.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NASDAQ Global Market under the symbol “GAIA.”

Price Range of Shares. The following table sets forth, for each of the periods indicated, the high and low sales prices per share for our Shares as reported on NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 31, 2014
First Quarter	$7.36	$6.05
Second Quarter	8.76	6.09
Third Quarter	7.99	6.44
Fourth Quarter	7.85	6.31
Fiscal Year Ending December 31, 2015
First Quarter	$7.80	$6.05
Second Quarter	7.65	6.14
Third Quarter	7.25	5.00
Fourth Quarter	7.15	5.94
Fiscal Year Ending December 31, 2016
First Quarter	$6.39	$4.35
Second Quarter (through May 19, 2016)	8.00	5.83

On May 19, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $7.60 per Share. We urge you to obtain a current market quotation for the Shares before deciding whether to tender your Securities.

The Company neither declared nor paid any dividends on the Shares during the years ended December 31, 2015 or 2014, or in the period since December 31, 2015.

8.	Source and Amount of Funds.

The maximum value of Securities purchased in the Offer will be $93.0 million, calculated on the basis of 12.0 million Shares at a Purchase Price of $7.75 per Share (and assuming that no Options are tendered). We expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer and assuming no Options are tendered, to be approximately $93.25 million.

We will use available cash from the consummation of the Brand Business Sales to purchase the Securities in the Offer and to pay all related fees and expenses. The Offer will not be completed unless the Brand Business Sales are consummated. If the Brand Sales are not consummated for any reason by August 8, 2016, or any extension of the date by mutual agreement of Gaiam and Brand Purchaser under the terms of the Brand Purchase Agreement, Gaiam will terminate the Offer, Gaiam will not purchase any securities in the Offer and any Securities tendered will not be accepted.

9.	Certain Information Concerning the Company.

General. We design, create, and market products and media for consumers who are interested in yoga, fitness, and wellness. Additionally, we operate a subscription video on-demand service, Gaiam TV, which is dedicated to creating, acquiring, and delivering conscious media. Through our business activities, we seek to position our brand as a trusted source for products and information that are relevant to our consumers’ active lifestyles and transformational journeys. Our broad distribution network includes retail, online, and digital channels. Our business is vertically integrated from product design and content creation through product development and sourcing, to customer service and distribution. This efficient supply chain enables us to provide quality products at competitive prices for all of our brands.

We intend to build upon our authenticity and heritage in the yoga, fitness, wellness, and conscious media sectors. We believe that the size of our end markets is growing as a result of growth in yoga participation, greater awareness of health and wellness, and the success of our retail and online partners. We intend to leverage our product development, supply chain, and retail relationships to continue to expand and innovate our brand’s offerings enabling us to capitalize on the growth in our end markets.

We market our products and services across two segments: Gaiam Brand and Gaiam TV. The Gaiam Brand segment is being sold pursuant to the Brand Purchase Agreement and the FFL Purchase Agreement, and upon the consummation of the Brand Business Sales, we will operate only the Gaiam TV segment as the Subscription Business. Gaiam TV is a global digital video subscription service with approximately 7,000 titles which caters to an underserved subscriber base. Gaiam TV’s digital content is available to subscribers on virtually any Internet connected device anytime, anywhere commercial free. The subscription also allows subscribers to download and view files from the library without being actively connected to the internet. Through Gaiam TV subscriptions, customers have unlimited access to a vast library of inspiring films, personal growth related content, cutting edge documentaries, interviews, yoga classes, and more – 90% of which is available exclusively to Gaiam TV subscribers for digital streaming. Gaiam will change its name to “Gaia” and will continue to operate the Subscription Business.

We have been incorporated in Colorado since 1988. Our principal executive offices are located at 833 West South Boulder Road, Louisville, Colorado 80027, and our telephone number is (303) 222-3600. Our website is located at www.gaiam.com (the contents of which do not constitute part of this Offer to Purchase).

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016, and in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016, is incorporated herein by reference.

We had a book value per Share of $3.13 at March 31, 2016.

Where You Can Find More Information. Our corporate website at www.gaiam.com/corporate provides information about us, our history, goals and philosophy, as well as certain financial reports and corporate press releases. Our www.gaiam.com website features a library of information and articles on personal development, healthy lifestyles and environmental issues, along with an extensive offering of media, products and services. We believe our website provides us with an opportunity to deepen our relationships with our customers and investors, educate them on a variety of issues, and improve our service. As part of this commitment, we have a link on our corporate website, which you can access over the internet at http://www.gaiam.com, to our filings with the SEC, including our reports on Form 10-K, 10-Q and 8-K. We make those reports available through our website, free of charge, as soon as reasonably practicable after these reports are filed with the SEC.

In addition, the SEC also maintains a website that contains information Gaiam files electronically with the SEC, which you can access over the internet at http://www.sec.gov.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

•	Preliminary Information Statement filed with the SEC on May 17, 2016, as amended and supplemented from time to time; and

•	The description of our Shares under the heading “Description of Capital Stock” included in our Registration Statement on Form S-3 filed on November 18, 2010.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

You can obtain any of the documents incorporated by reference in this document from Gaiam’s website or the SEC’s website at the addresses described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 278-8941

Or Contact via E-mail at:

GAIAM@georgeson.com

10.	Interests of Directors, Executive Officers and Affiliates; Accelerated Vesting of Options Upon the Closing of the Brand Business Sales; Transactions and Arrangements Concerning the Securities

Interests of Directors, Executive Officers and Affiliates

Beneficial Ownership. As of May 19, 2016, the last day before we commenced the Offer, we had 19,151,630 Shares, 5,400,000 Class B Common Stock shares, and 1,482,213 Options issued and outstanding. Of the outstanding Options, 911,123 Options were vested and exercisable as of May 19, 2016, and 1,126,773 (of which 1,113,373 have an exercise price less than the Purchase Price) are expected to be vested and exercisable as of June 27, 2016, which is the Expiration Date of the Offer.

Six of our directors and executive officers have indicated that of the 11,234,617 shares beneficially owned they intend to tender in the Offer 2,265,211 Shares and 549,300 Options, which will be vested and exercisable as of the Expiration Date: (i) James Argyropoulos intends to tender 303,333 Shares directly held by Argyropoulos Investors, GP, of which Mr. Argyropoulos has beneficial ownership; (ii) Kristin E. Frank intends to tender 7,931 Options; (iii) Michael Zimmerman intends to tender 1,796,426 Shares held by Prentice Consumer Partners, LP, for which Prentice Capital Management, LP serves as the investment manager and over which Prentice Capital Management, LP and Michael Zimmerman share voting and dispositive power; (iv) Lynn Powers intends to tender 156,800 Shares and 359,200 Options; (v) John Jackson intends to tender 721 Shares and 72,500 Options; and (vi) Stephen Thomas intends to tender 97,600 Options. In addition, Paul Sutherland, who does not intend to sell any Shares that he or his family members own, as CIO of FIMgroup, a registered investment advisor, may tender Shares where appropriate for individual clients of FIMGroup. We do not believe that any other Shares or Options will be tendered by our directors and executive officers.

As of May 10, 2016, our directors and executive officers as a group (11 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 11,234,617 Shares, representing approximately 44.83% of the total number of outstanding Shares. Accordingly, assuming the completion of the Offer, the proportional holdings of our non-executive directors and executive officers who do not participate in the Offer will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer. Other than our directors and executive officers, we are not aware whether any other affiliates of the Company intend to tender Securities in the Offer. If any other affiliate tenders Securities in the Offer, the affiliate will be subject to the same terms of the Offer that are applicable to any other Gaiam shareholder, including with respect to the Purchase Price.

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 10, 2016 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding Shares of our Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each “named executive officers,” as defined in Item 402(a)(3) of Regulation S-K, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 19,141,888 Shares of our Class A Common Stock and 5,400,000 shares of our Class B Common Stock outstanding on May 10, 2016.

The address of each person listed is c/o Corporate Secretary at 833 West South Boulder Road, Louisville, Colorado 80027.

Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Percent of Class A Assuming Full Conversion of Class B Ownership(3)
Class A	Prentice Capital Management, LP (4)	2,566,323	13.41%	10.46%
	Royce & Associates, LLC (5)	2,104,281	10.99%	8.57%
	Financial & Investment Management Group, Ltd (6)	1,614,139	8.43%	6.58%
	Jirka Rysavy (7)	5,748,682	23.42%	23.42%
	Lynn Powers (8)	583,200	2.99%	2.34%
	John Jackson (9)	52,221	*	*
	Stephen Thomas (10)	81,400	*	*
	James Argyropoulos (11)	514,469	2.68%	2.09%
	Bart Foster	0	*	*
	Kristin E. Frank (12)	7,931	*	*
	Chris Jaeb	0	*	*
	Wendy Lee Schoppert (13)	13,868	*	*
	Paul Sutherland (6)	1,654,818	8.65%	6.74%
	Michael Zimmerman (4)	2,578,028	13.47%	10.50%
	All directors and officers as a group (11 persons)	11,234,617	44.83%	44.83%
Class B	Jirka Rysavy (7)	5,400,000	100.00%	N/A
	All directors and officers as a group (11 persons)	5,400,000	100.00%	N/A

*	Indicates less than one percent ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the Securities and Exchange Commission. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into or exercisable for Shares of our Class A Common Stock within 60 days after May 10, 2016. This table does not take into account the automatic vesting of 50% of the unvested stock options that will occur upon the closing of the Brand Business Sales.
(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)	This column represents a beneficial owner’s percentage of ownership of our Class A Common Stock, assuming conversion of all 5,400,000 outstanding shares of our Class B Common Stock. One share of our Class B Common Stock is convertible into one Share of our Class A Common Stock.
(4)	According to a report on Schedule 13D/A filed with the Securities and Exchange Commission on June 8, 2012 by Prentice Capital Management, LP and Michael Zimmerman. According to the filing, the securities consist of (a) 2,566,323 Shares of our Class A Common Stock directly held by Prentice Consumer Partners, LP for which Prentice Capital Management, LP serves as the investment manager and over which Prentice Capital Management, LP and Michael Zimmerman share voting and dispositive power; and (b) 11,705 Shares of our Class A Common Stock directly held by The Michael & Holly Zimmerman Family Foundation, Inc. over which Michael Zimmerman shares voting and dispositive power. Prentice Capital Management, LP and Michael Zimmerman disclaim beneficial ownership over the securities. The address for Prentice Capital Management, LP and Mr. Zimmerman is 100 West Putnam Avenue, Slagle House, Greenwich, CT 06830.
(5)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on January 13, 2016. According to the filing, Royce & Associates, LLC, is an investment adviser. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(6)	According to a report on Schedule 13G filed with the Securities and Exchange Commission on January 14, 2016 by Financial & Investment Management Group, Ltd. (“FIMgroup”) and information provided by Mr. Sutherland as of April 22, 2016. The securities consist of (a) 1,604,293 shares of our Class A Common Stock beneficially owned by FIMgroup in its capacity as investment adviser to its clients other than Mr. Sutherland; (b) 5,900 Shares of our Class A Common Stock directly owned by FIMgroup; (c) 4,000 Shares of our Class A Common Stock directly owned by FIMgroup’s 401(k) plan for the benefit of Mr. Sutherland; (d) 19,487 shares of our Class A Common Stock directly owned by Mr. Sutherland; (e) 150 Shares of our Class A Common Stock jointly owned by Mr. Sutherland and his son; and (f) 21,042 Shares of our Class A Common Stock directly owned by a trust for which Mr. Sutherland serves as the trustee. FIMgroup is an investment adviser and shares voting and dispositive power over the securities beneficially owned with its clients. Mr. Sutherland, in his capacity as an officer of FIMgroup, has shared voting and shared dispositive control over the securities beneficially owned by FIMgroup. FIMgroup and Mr. Sutherland disclaim beneficial ownership of the Shares of Class A Common Stock not directly owned by them, respectively. The address for FIMgroup and Mr. Sutherland is 111 Cass St., Traverse City, MI 49684.
(7)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2016. Includes 5,400,000 shares of our Class A Common Stock issuable upon conversion of shares of our Class B Common Stock.
(8)	Consist of 224,000 shares of our Class A Common Stock, 359,200 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable.
(9)	Consist of 721 shares of our Class A Common Stock, 48,500 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 3,000 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after May 10, 2016.
(10)	Consist of 79,000 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 2,400 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after May 10, 2016.
(11)	Consist of 186,136 shares of our Class A Common Stock directly held by Mr. Argyropoulos, 303,333 shares of our Class A Common Stock directly held by Argyropoulos Investors, GP and 25,000 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable.
(12)	Consists of 7,931 shares of our Class A Common Stock directly held by Ms. Frank.
(13)	Consists of 13,868 shares of our Class A Common Stock directly held by Ms. Schoppert.

Accelerated Vesting of Options Upon the Closing of the Brand Business Sales.

The Brand Purchase Agreement provides for certain accelerated vesting of options held by certain of our named executive officers as a result of the consummation of the Brand Business Sales. The table below sets forth the estimated amounts of the value of accelerated vesting of 50% of the Options held by such executive officers, based on a per Share value of $7.75, the Purchase Price in the Offer. These amounts have been calculated assuming the Brand Business Sales were consummated on May 10, 2016. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in the Information Statement. Some of the assumptions are based on information not currently available and as a result the actual amounts, if any, received by such named executive officers may differ in material respects from the amounts set forth below.

Name	Equity ($)
John Jackson	$12,023
Stephen J. Thomas	$18,468

Pursuant to Gaiam’s form of employee stock option agreement, generally, vesting of stock options ceases on the date the grantee ceases to be employed by Gaiam. Thereafter, the grantee may exercise vested stock options within the lesser of (i) the 30 day period commencing on the first day after the grantee’s last day of employment with Gaiam or (ii) the remaining term of the option. Upon the closing of the Brand Business Sales, 50% of all unvested stock options held by employees of the Brand Business immediately prior to the Brand Business Sales will vest automatically. In addition, after the closing of the Brand Business Sales, but following the automatic vesting of 50% of the unvested stock options, all employees will be eligible to tender vested stock options in the Offer at the Purchase Price. The vesting of approximately 204,370 stock options will be accelerated upon the closing of the Brand Business Sales.

Transactions and Arrangements Concerning the Securities.

Voting Agreement. On May 10, 2016, in connection with the execution of the Brand Purchase Agreement, one director, and an entity controlled by a director, in their respective capacities as shareholders, each owning more than 10% of Gaiam’s issued and outstanding common stock, entered into separate voting agreements with Gaiam, pursuant to which each such shareholder agreed (among other things) to vote beneficially-owned shares of Gaiam’s common stock in favor of the Brand Business Sales and against any certain alternative transaction proposals. Collectively, the shareholders party to the voting agreements beneficially owned 2,926,710 shares of Gaiam’s Class A Common Stock and 5,400,000 shares of Gaiam’s Class B Common Stock, representing approximately 77.8% of the voting interest of Gaiam’s common stock, as of May 10, 2016. On May 10, 2016, these shareholders executed a written consent approving the Brand Business Sales, Brand Purchase Agreement and the FFL Purchase Agreement, and the transactions contemplated by the Brand Purchase Agreement and the FFL Purchase Agreement.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, during the 60 day period before the date hereof, the only transactions in the Securities by such directors, executive officers, associates and subsidiaries were the Company’s issuance of Shares on March 31, 2016, to each of the following directors as consideration for services as directors: (i) 3,448 Shares to James P. Argyropoulos, (ii) 4,859 Shares to Paul Sutherland, and (iii) 2,900 Shares to Wendy Lee Schoppert.

Stock Based Plans.

2009 Long-Term Incentive Plan. Our Board of Directors previously adopted the 2009 Long-Term Incentive Plan. The 2009 Long-Term Incentive Plan provides for the award of up to 3,000,000 shares of our Class A Common Stock in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants and other equity and incentive awards. The number of shares to be issued upon exercise of outstanding options and available for future grants under the 2009 Long-Term Incentive Plan is subject to adjustment in the event of a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event.

As of May 19, 2016, 1,482,213 shares were subject to outstanding options granted under the 2009 Long-Term Incentive Plan, and 1,185,962 shares were available for future grants under the 2009 Long-Term Incentive Plan.

Persons eligible to receive awards under the 2009 Long-Term Incentive Plan include persons who are full or part-time employees of Gaiam or other individuals who perform services for Gaiam, including without limitation, directors who are not employees of Gaiam, and consultants and advisors who perform services for Gaiam.

The exercise price of options granted under the 2009 Long-Term Incentive Plan may be equal to or greater than the fair market value of our Class A Common Stock on the date of the award, provided that in the case of an incentive stock option granted to an employee owning shares representing more than 10% of the voting power of all classes of stock of Gaiam or its parents or subsidiaries, the exercise price may not be less than 110% of the fair market value on the date of the award. We have generally granted options under the 2009 Long-Term Incentive Plan with an exercise price equal to the closing market price of our stock at the date of the grant, and the options normally vest and become exercisable at 2% per month for the 50 months beginning in the eleventh month after the date of grant.

The exercise date of options granted under the 2009 Long-Term Incentive Plan is at the discretion of the Compensation Committee of our Board of Directors which may at any time accelerate the exercisability of all or any portion of any option. The expiration date of options granted under the 2009 Long-Term Incentive Plan may not be more than ten years after the date of grant, or five years after the date of grant with respect to an incentive stock option granted to an employee owning shares representing more than 10% of the voting power of all classes of stock of Gaiam or its parents or subsidiaries. Options granted prior to 2011 expire seven years from the date of grant, and options granted thereafter expire ten years from the date of grant.

The Compensation Committee determines the effect, if any, the termination of employment has on the exercisability of a stock option, provided that an incentive stock option may not be exercisable at a time beyond the time it may be exercised in order to qualify as an incentive stock option under the Internal Revenue Code. If an employee is terminated for a reason other than cause, then his or her right to exercise continues until the earlier of (i) the option expiration date, (ii) six months after termination (if caused by death or disability) and (iii) 30 days from termination in the case of some other termination.

1999 Long-Term Incentive Plan. Our Board of Directors previously adopted the 1999 Long-Term Incentive Plan which has been subsequently amended and restated. The 1999 Long-Term Incentive Plan provided for the award of up to 3,000,000 shares of our Class A Common Stock in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants and other equity and incentive awards.

As of May 19, 2016, no shares were subject to outstanding options granted under the 1999 Long-Term Incentive Plan, and no shares were available for future grants under the 1999 Long-Term Incentive Plan. The authority to grant new options under our 1999 Long-Term Incentive Plan expired on June 1, 2009.

Gaiam’s outstanding stock options had a weighted average exercise price of $6.17 as of May 19, 2016. The lowest currently outstanding stock option exercise price is $3.44.

Director Compensation. During 2015, we paid directors who were not employees of our company or its affiliates a fee of $5,000 for each in-person board meeting that they attended, and a fee of $2,000 for each telephonic board meeting attended. In addition, we paid non-employee directors a fee of $2,000 for in-person attendance at each committee meeting and $1,000 for each telephonic committee meeting attended. Non-chair members of each standing committee received an annual fee of $5,000 and chairpersons of each standing committee received an annual fee of $10,000. Directors may elect to receive this compensation in the form of shares of our Class A Common Stock.

We do not have any other employment agreements with any of our executive officers, and we do not have any other change of control agreements with any of our executive officers.

Other Benefit Programs. We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

Our executive officers are eligible to receive the same health care coverage that is generally available to other of our employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

General. Except as otherwise described herein, neither Gaiam nor, to the best of the its knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

11.	Certain Legal Matters; Regulatory Approvals.

Except for the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 required for consummation of the Brand Business Sales, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Securities as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Securities by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Securities tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Securities is subject to conditions. See Section 6.

12.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Securities held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold Securities as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Securities acquired as compensation (including Options and Shares acquired upon the exercise of Options). This discussion does not address the Medicare tax imposed on certain investment income under Section 1411 of the Code, U.S. federal taxes other than income tax, or tax considerations arising under any state, local, or foreign tax jurisdiction. This discussion also does not address state, local, or foreign tax laws that may apply to tendering holders. We urge you to consult your tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences relating to the Offer and your decision to tender your Securities in light of your own situation.

As used herein, a “U.S. Holder” means a beneficial holder of Securities that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Holders of Securities who are neither U.S. Holders nor partnerships (or any other entity treated as a partnership for U.S. federal income tax purposes) (“Non-U.S. Holders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Securities should consult their own tax advisors.

Non-Participation in the Offer. Holders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders Tendering Shares. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (a) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange, (b) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange, and (c) the U.S. Holder owns less than 50% of the outstanding voting stock immediately after the exchange. If an exchange of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances and regarding the possibility that the Brand Business Sales and the Offer may be integrated for purposes of applying the Section 302 Tests to the Offer.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. The maximum United States federal income tax rate applicable to long-term capital gains is currently 23.8%. Statutory limitations apply to the ability of a U.S. Holder to make use of capital losses.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 23.8% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Non-U.S. Holders Tendering Shares. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

Holders Tendering Options. If you tender your Options for cash in the Offer, the cash payment you receive will be taxable to you as compensation income, which is ordinary income, in the year in which you receive the cash payment. If you are a current or former employee, this ordinary income will be reflected on the Form W-2 reported to the Internal Revenue Service for you for the year in which the cash payment is made. The amount of the cash payment you receive in exchange for the tender of your Options will be subject to all required income and payroll tax withholdings, such as withholding of income, FICA and Medicare taxes, and other applicable employment taxes. If you are a current or former non-employee director or other U.S. non-employee service provider, this ordinary income will be reflected on the Form 1099 reported to the Internal Revenue Service for you for the year in which the cash payment is made.

If you elect not to tender your Options in the offer, the offer will not have any current U.S. federal income tax consequences for you.

We urge you to consult your tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences relating to the Offer and your decision to tender your Securities in light of your own situation.

13.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Gaiam of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Gaiam shareholders. As of May 19, 2016, the last day before we commenced the Offer, we had 19,151,630 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future, on NASDAQ or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Gaiam believes that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Securities not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Securities, upon the occurrence of an event that results in any of the conditions specified in Section 6 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of Securities being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders and optionholders in a manner reasonably designed to inform shareholders and optionholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (i) we increase or decrease the price to be paid for Securities or increase or decrease the number of Securities sought in the Offer and, in the event of an increase in the number of Securities purchased in the Offer, the increase exceeds 2% of the number of Shares outstanding or 2% of the number of Options outstanding, or (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m., at the beginning of the day, through 12:00 midnight, the end of the day, New York City time.

15.	Fees and Expenses.

We have retained Georgeson LLC (“Georgeson”) to act as Information Agent in connection with the Offer. As Information Agent, Georgeson may contact holders of Securities by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company to act as Depositary in connection with the Offer, and its affiliate, Computershare Inc. (collectively, “Computershare”), will also provide certain services related to payments and other matters. Computershare will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Securities pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company, or other nominee has been authorized to act as the agent of Gaiam, the Information Agent, or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

16.	Financial Statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016, and in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016, is incorporated by reference herein. Please see Section 9 of this Offer to Purchase for instructions on how you can obtain copies of our SEC filings, including filings that contain the financial statements referenced above.

Annex A provides pro forma information about the effect of the Offer to Purchase. Pro forma information about the effect of the Brand Business Sales is included in the Information Statement, filed with the SEC on May 17, 2016, as amended and supplemented from time to time.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer to Purchase is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Securities pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Securities residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning Gaiam.

We have not authorized anyone to provide you with information or make any representation or recommendation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal and Election to Tender Options or in the other documents that constitute a part of the Offer. You should rely only on the information in these documents or documents to which we have referred you. If given or made, you should not rely on that information, recommendation, or representation as having been authorized by us.

Gaiam, Inc.

May 20, 2016

ANNEX A - Gaiam Unaudited Pro Forma Condensed Consolidated Financial Statements (relating to the effect of the Offer to Purchase)

Unaudited Pro Forma Condensed Consolidated Financial Information

On May 4, 2016, Gaiam and its wholly owned subsidiary Gaiam Travel, Inc. (“Gaiam Travel”) entered into a Stock Purchase Agreement (the “Travel Purchase Agreement”) with Ben Bressler (together with Gaiam Travel, collectively, “Sellers”), Lindblad Expeditions Holdings, Inc. and Lindblad Expeditions, LLC (the “Travel Purchaser”) and closed the transactions contemplated by the Travel Purchase Agreement. Pursuant to the Travel Purchase Agreement, Travel Purchaser purchased from Gaiam Travel, and Gaiam Travel sold to Travel Purchaser, 51.4% of the equity securities of Natural Habitat, Inc. (“Natural Habitat”), representing all of Gaiam Travel’s interest in Natural Habitat (the “Travel Business Sale”). Natural Habitat owned all of the assets and liabilities primarily related to, or used in, Gaiam’s conservation adventure travel and ecotourism business, referred to in this filing as the “Travel Business.” At the closing, Travel Purchaser paid $12,850,000 in cash to Gaiam Travel.

On May 10, 2016, Gaiam entered into a Membership Interest Purchase Agreement (the “Brand Purchase Agreement”) with Stretch & Bend Holdings, LLC (“Brand Purchaser”) and its direct parent, Sequential Brands Group, Inc. (“Brand Purchaser Parent”) and an Asset Purchase Agreement with Fit For Life, LLC (“FFL Purchaser”). Pursuant to the Asset Purchase Agreement, subject to the satisfaction of closing conditions described below, Gaiam will sell certain assets and FFL Purchaser will assume certain liabilities of the Brand Business for $21,300,000. Pursuant to the Brand Purchase Agreement, subject to the satisfaction of closing conditions described below, Gaiam will sell all of the equity interests in Gaiam Brand Holdco, LLC (“Brand Holdco”) to Brand Purchaser (the “Brand Sale”) for $145,700,000. At the time of the closing of the Brand Sale, Brand Holdco will hold, directly or indirectly through its subsidiaries, all of Gaiam’s assets and liabilities primarily related to, or used in, Gaiam’s fitness, yoga and wellness consumer products business (the “Brand Business”) other than the assets and liabilities transferred and assigned to FFL Purchaser.

On May 20, 2016 Gaiam filed a tender offer statement on Schedule TO in connection with the Company’s offer to purchase in cash up to an aggregate of 12.0 million of (i) its issued and outstanding Class A Common Stock, $0.0001 par value per share (the “Shares”), at a price of $7.75 per Share, and (ii) its vested and exercisable options to purchase shares of its Class A Common Stock (each, an “Option”) at a purchase price equal to $7.75 per Option, less the applicable exercise price of such Option, in the case of each of the Shares and Options, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 20, 2016 (“Offer to Purchase”), and in the related Letter of Transmittal and the related Election to Tender Options, copies of which are attached to the Offer to Purchase as Exhibits (a)(1)(A), (a)(1)(B) and (a)(1)(F), respectively, and which, as amended or supplemented from time to time, together constitute the “Offer.”

The following pro forma condensed consolidated financial information is based on our historical financial statements, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the sale of Natural Habitat and the Brand Business. The unaudited pro forma condensed consolidated statements of operations for the three months ending March 31, 2016 and for the year ending December 31, 2015 assume that the sale occurred as of January 1, 2016 and January 1, 2015, respectively. The unaudited pro forma condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015 are presented as if the sale had occurred on March 31, 2016 and December 31, 2015, respectively.

The unaudited pro forma condensed consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the sale occurred as of the dates stated above. The pro forma adjustments are described in the notes.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ending March 31, 2016

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(e)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes		Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)	Notes		Pro Forma Results (Combined)	Less: Tender Offer:	Notes	Pro Forma Results (Combined)
Net revenues	$35,327	$9,585	$—			$25,742	$21,913	$193	(d	)	$4,022	$—		$4,022
Cost of goods sold	18,937	6,312	—			12,625	12,024	—			601	—		601

Gross profit	16,390	3,273	—			13,117	9,889	193			3,421	—		3,421
Selling, general, and administrative	24,593	4,209	3	(b	)	20,387	12,371	190	(c)(d)		8,206	—		8,206

Loss from operations	(8,203)	(936)	(3)			(7,270)	(2,482)	3			(4,785)	—		(4,785)
Interest and other income (expense)	509	944	—			(435)	(399)	—			(36)	—		(36)

(Loss) income before income taxes	(7,694)	8	(3)			(7,705)	2,881	3			(4,821)	—		(4,821)
Income tax (benefit) expense	(9)	1	—			(10)	(13)	—			3	—		3

Net (loss) income from continuing operations	(7,685)	7	(3)			(7,695)	(2,868)	3			(4,824)	—		(4,824)
Net loss attributable to noncontrolling interest	61	47	—			14	15	—			(1)	—		(1)

Net (loss) income from continuing operations attributable to Gaiam, Inc.	$(7,624)	$54	$(3)			$(7,681)	$(2,853)	$3			$(4,825)	$—		$(4,825)

Net loss from continuing operations per share:
Basic and Diluted	$(0.31)					$(0.31)					$(0.20)			$(0.39)

Weighted-average shares outstanding:
Basic and Diluted	24,531					24,531					24,531	12,000	(f)	12,531

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Operating expenses are decreased to include the impact of a human resources service allocation to Natural Habitat from Gaiam.
(d)	Revenue and expenses are increased to reflect rental income from the Brand Business.
(e)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.
(f)	Weighted average shares outstanding are adjusted to reflect the maximum number of Class A shares expected to be redeemed in the tender offer.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ending December 31, 2015

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(e)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes		Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)	Notes		Pro Forma Results (Combined)	Less: Tender Offer:	Notes		Pro Forma Results (Combined)
Net revenues	$188,018	$43,514	$—			$144,504	$131,045	$758	(d	)	$14,217	$—			$14,217
Cost of goods sold	103,249	27,544	—			75,705	73,684	—			2,021	—			2,021

Gross profit	84,769	15,970	—			68,799	57,361	758			12,196	—			12,196
Selling, general, and administrative	80,588	12,126	10	(b	)	68,472	48,970	748	(c	)(d)	20,250	—			20,250

Income (loss) from operations	4,181	3,844	(10)			327	8,391	10			(8,054)	—			(8,054)
Interest and other income (expense)	(1,406)	(1,168)	—			(238)	(10)	—			(228)	—			(228)
Loss from equity method investments	(465)	—	—			(465)	(382)	—			(83)	—			(83)

Income (loss) before income taxes	2,310	2,676	(10)			(376)	7,999	10			(8,365)	—			(8,365)
Income tax expense (benefit)	1,219	1,154	—			65	68	—			(3)	—			(3)

Net income (loss) from continuing operations	1,091	1,522	(10)			(441)	7,931	10			(8,362)	—			(8,362)
Net income attributable to noncontrolling interest	(694)	(672)	—			(22)	(22)	—			—	$—			—

Net income (loss) from continuing operations attributable to Gaiam, Inc.	$397	$850	$(10)			$(463)	$7,909	$10			$(8,362)				$(8,362)

Net income (loss) from continuing operations per share:
Basic and Diluted	$0.02					$(0.02)					$(0.34)				$(0.67)

Weighted-average shares outstanding:
Basic	24,510					24,510					24,510	12,000	(f	)	12,510

Diluted	24,612					24,612					24,612	12,102	(f	)	12,510

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Operating expenses are decreased to include the impact of a human resources service allocation to Natural Habitat from Gaiam.
(d)	Revenue and expenses are increased to reflect rental income from the Brand Business.
(e)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.
(f)	Weighted average shares outstanding are adjusted to reflect the maximum number of Class A shares expected to be redeemed in the tender offer. Diluted shares are further adjusted to eliminate anti-dilutive options.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Natural Habitat)			Pro Forma Results (Adjusted for Disposition of Natural Habitat)	Less: Brand Business Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Brand Business)			Pro Forma Results (Combined)	Less: Tender Offer			Pro Forma Results (Combined)
Cash	$11,228	$3,951	$11,050	(b	)	$18,327	$6,715	$155,927	(b	)	$167,539	$93,255	(e	)	$74,284
Accounts receivable, net	13,002	389	—			12,613	11,885	—			728	—			728
Inventory, less allowances	16,847	—	—			16,847	16,830	—			17	—			17
Other current assets	14,351	8,714				5,637	2,993				2,644				2,644

Total current assets	55,428	13,054	11,050			53,424	38,423	155,927			170,928	$93,255			77,673
Property and equipment, net	25,590	1,418	—			24,172	2,301	—			21,871	—			21,871
Media library, net	9,348	—	—			9,348	2,448	—			6,900	—			6,900
Goodwill	15,448	3,384	—			12,064	1,455	—			10,609	—			10,609
Other intangibles, net	782	75	—			707	400	—			307	—			307
Other assets	4,160	423	—			3,737	2,294	—			1,443	—			1,443

Total assets	$110,756	$18,354	$11,050			$103,452	$47,321	$155,927			$212,058	$93,255			$118,803

Accounts payable	$10,437	$2,615	$—			$7,822	$5,957	$—			$1,865	$—			$1,865
Accrued liabilities	20,779	13,310	544	(c	)	8,013	2,110	8,337	(c	)	14,240	—			14,240

Total current liabilities	31,216	15,925	544			15,835	8,067	8,337			16,105	—			16,105
Total Gaiam, Inc. shareholders’ equity	76,743	1,501	10,506	(d	)	85,748	37,385	147,590	(d	)	195,953	93,255	(e	)	102,698
Noncontrolling interest	2,797	928	—			1,869	1,869	—			—	—			—

Total equity	79,540	2,429	10,506			87,617	39,354	147,590			195,953	93,255			102,698

Total liabilities and equity	$110,756	$18,354	$11,050			$103,452	$47,321	$155,927			$212,058	$93,255			$118,803

Total Gaiam, Inc. shareholders’ equity	$76,743	$1,501	$10,506			$85,748	$37,385	$147,590			$195,953	$93,255			$102,698
Total shares outstanding	24,542										24,542	12,000			12,542
Book value per share	$3.13										$7.98				$8.19

(a)	Represents the assets, liabilities, and equity attributable to Natural Habitat and the Brand Business included in Gaiam’s historical financial statements.
(b)	Cash is adjusted to reflect the $11.0 million estimated net proceeds from the sale of Natural Habitat and the $155.9 million estimated net proceeds from the sale of the Brand Business.
(c)	Accrued liabilities have been adjusted to reflect the accrual of estimated nonrecurring costs directly related to the disposition (not paid in close).
(d)	Equity is adjusted to reflect the estimated net gain of $9.0 million on the sale of Natural Habitat and to reflect the estimated net gain of $110.2 million on the sale of the Brand Business.
(e)	Cash and equity are adjusted to reflect the $93.0 million impact assuming 12 million shares of Class A redeemed and no stock options redeemed plus $0.3 million in nonrecurring costs directly related to the tender offer. Should all 1.1 million stock options eligible to be tendered participate, cash and equity would be adjusted by $86.0 million plus $0.3 million in nonrecurring costs directly related to the tender offer.

Original copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Gaiam, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: Computershare Trust Company Attn: Reorganization Department P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by express mail, courier, or other expedited service: Computershare Trust Company Attn: Reorganization Department 250 Royall Street, Suite V Canton, Massachusetts 02021

Original copies of the Election to Tender Options, properly completed and signed, will be accepted. The Election to Tender Options should be sent or delivered by each optionholder of Gaiam, Inc. to the Company at the address listed in the Election to Tender Options.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Election to Tender Options may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 278-8941

Or Contact via E-mail at:

GAIAM@georgeson.com